Exhibit 99.2

Microtune, Inc.

Financial Statements as of and for the

Years Ended December 31, 2009 and 2008, and

Independent Auditors’ Report

MICROTUNE, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Microtune, Inc.:

We have audited the accompanying consolidated balance sheets of Microtune, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Microtune, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Dallas, Texas

February 16, 2010

MICROTUNE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31,
	2009	2008
Net revenue	$74,570	$108,020
Cost of revenue	36,096	54,691

Gross margin	38,474	53,329
Operating expenses:
Research and development	28,488	25,896
Selling, general and administrative	22,681	21,809
Restructuring costs	1,742	—

Total operating expenses	52,911	47,705

Income (loss) from operations	(14,437)	5,624

Other income (expense):
Interest income	1,273	1,705
Foreign currency losses, net	(179)	(324)
Other, net	40	6

Income (loss) before income taxes	(13,303)	7,011
Income tax expense (benefit)	(4)	636

Net income (loss)	$(13,299)	$6,375

Net income (loss) per common share:
Basic	$(0.25)	$0.12

Diluted	$(0.25)	$0.12

Weighted-average common shares outstanding:
Basic	52,778	53,062

Diluted	52,778	54,439

See accompanying notes.

MICROTUNE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except for par value)

	Year Ended December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$32,291	$46,097
Short-term investments	50,000	40,000
Accounts receivable, net	7,830	9,495
Inventories	7,387	11,261
Other current assets	4,906	4,469

Total current assets	102,414	111,322
Property and equipment, net	4,607	5,148
Goodwill	5,564	—
Intangible assets, net	2,804	—
Other assets and deferred charges	782	2,025

Total assets	$116,171	$118,495

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,572	$3,985
Accrued compensation	3,171	2,495
Accrued expenses	2,601	2,472
Deferred revenue	29	355
Total current liabilities	12,373	9,307
Non-current liabilities	223	203

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; Authorized—25,000 shares; Issued and outstanding shares—none	—	—
Common stock, $0.001 par value; Authorized—150,000 shares; Issued and outstanding shares—53,876 and 52,049, respectively	54	52
Additional paid-in capital	467,677	459,790
Accumulated other comprehensive loss	(988)	(988)

Accumulated deficit	(363,168)	(349,869)

Total stockholders’ equity	103,575	108,985

Total liabilities and stockholders’ equity	$116,171	$118,495

See accompanying notes.

MICROTUNE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2009	2008
Operating activities:
Net income (loss)	$(13,299)	$6,375
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,815	1,910
Amortization of intangibles	86	—
Allowance for uncollectible debt	1	—
Stock-based compensation	4,807	4,794
Loss on disposal of assets	11	25
Foreign currency (gain) loss	210	(8)
Changes in operating assets and liabilities, excluding the effects of acquisition:
Accounts receivable, net	1,762	(24)
Inventories, net	3,981	(282)
Other assets	1,433	(1,432)
Accounts payable	2,481	(540)
Accrued expenses	(642)	(498)
Accrued compensation	472	(2,120)
Deferred revenue	(327)	182
Other liabilities	20	6

Net cash provided by operating activities	2,811	8,388

Investing activities:
Purchases of property and equipment	(821)	(2,462)
Acquisition of Auvitek International Ltd., net of cash acquired	(6,894)	—
Proceeds from maturity of certificates of deposits	79,758	—
Purchase of certificates of deposit	(89,758)	(40,000)
Proceeds from sale of available-for-sale investments	—	—
Purchase of available-for-sale investments	—	—

Net cash used in investing activities	(17,715)	(42,462)

Financing activities:
Proceeds from issuance of common stock	1,082	1,410
Surrender of common stock by employees for payroll taxes	(35)	(277)
Repurchase and retirement of common stock, including direct expenses	—	(8,541)

Net cash provided by (used in) financing activities	1,047	(7,408)

Effect of foreign currency exchange rate changes on cash	51	42

Net decrease in cash and cash equivalents	(13,806)	(41,440)
Cash and cash equivalents at beginning of period	46,097	87,537

Cash and cash equivalents at end of period	$32,291	$46,097

Non-cash investing activities:
Investment in enterprise software and equipment	$(77)	$(418)
Issuance of common stock to acquire Auvitek International Ltd.	(2,060)	—

See accompanying notes

MICROTUNE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

				Accumulated	Deficit Accumulated Deficit	Total Stockholders’ Equity
	Common Stock		Additional	Other
	Number of Shares	Par Value	Paid-In Capital	Comprehensive Loss
Balance January 1, 2008	53,999	54	462,402	(988)	(356,244)	105,224
Issuance of common stock upon exercise of stock options, vesting of restricted stock units and from shares purchased under Employee Stock Purchase Plan	820	1	1,409	—	—	1,410
Surrender of common stock by employees for payroll taxes	(51)	—	(277)	—	—	(277)
Repurchase and retirement of common stock, including direct expenses	(2,719)	(3)	(8,538)	—	—	(8,541)
Stock-based compensation	—	—	4,794	—	—	4,794
Net income	—	—	—	—	6,375	6,375
Comprehensive income						6,375

Balance at December 31, 2008	52,049	52	459,790	(988)	(349,869)	108,985
Issuance of common stock upon exercise of stock options, vesting of restricted stock units and from shares purchased under Employee Stock Purchase Plan	845	1	1,081	—	—	1,082
Issuance of common stock for acquisition of Auvitek International Ltd.	1,000	1	2,059	—	—	2,060
Surrender of common stock by employees for payroll taxes	(18)	—	(35)	—	—	(35)
Repurchase and retirement of common stock, including direct expenses	—	—	(25)	—	—	(25)
Stock-based compensation	—	—	4,807	—	—	4,807
Net loss	—	—	—	—	(13,299)	(13,299)
Comprehensive income						(13,299

Balance at December 31, 2009	53,876	$54	$467,677	$(988)	$(363,168)	$103,575

See accompanying notes

MICROTUNE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2009

1. Summary of Significant Accounting Policies

Description of Business

Microtune, Inc. (Microtune) began operations in August 1996. We design and market receiver solutions for the cable, automotive entertainment electronics and digital television (DTV) markets. These solutions include radio frequency (RF) integrated circuits (ICs), digital signal processing ICs and subsystem module solutions. Our product portfolio consists of tuners, amplifiers, upconverters, demodulators and receivers, which permit the delivery, reception and exchange of broadband video, audio and data using terrestrial (off-air) and/or cable communications systems. Our products enable or target various consumer electronics, broadband communications and automotive entertainment electronics applications and devices, including cable television set-top boxes; DOCSIS®-based high-speed voice and data cable modems; car audio, television and antenna amplifier systems; integrated digital television systems (iDTV), including high-definition televisions (HDTV); digital-to-analog converter boxes; and personal computer television (PC/TV) multimedia products. We sell our products to original equipment manufacturers (OEMs) and original design manufacturers (ODMs) who sell devices, subsystems and applications to consumers or service providers within the cable, automotive entertainment electronics and DTV markets.

We operate Microtune as a single business unit, reporting unit or reportable operating segment serving our target markets. We record our operating expenses by functional area and account type, but we do not record or analyze our operating expenses by market, product type or product. We attempt to analyze our net revenue by market, but in some cases we sell our products to resellers or distributors serving multiple end markets, giving us limited ability to determine market composition of our net revenue from these customers. In addition, certain of our OEM customers purchase products from us for applications in multiple end-markets, also limiting our ability to determine our net revenue contribution from each market.

Codification of GAAP

On July 1, 2009, the Financial Accounting Standards Board (FASB) launched its new Accounting Standards Codification (ASC). On this date, the ASC became the single official source of authoritative, non-governmental GAAP, except for rules and interpretive releases of the SEC. All other non-grandfathered, non-SEC accounting literature not included in the ASC is non-authoritative. We have updated all our prior authoritative GAAP references with the new ASC references.

Risk and Uncertainties

Our future results of operations and financial condition will be impacted by the following factors, among others: worldwide macroeconomic downturn, dependence on the worldwide cable, automotive entertainment electronics and DTV markets characterized by intense competition and rapidly changing technology, dependence on a few significant customers, third-party manufacturers and subcontractors, third-party distributors in certain markets, partners when we go to market with a joint solution, the successful development and marketing of new products in new and existing markets, the successful integration of the Auvitek International Ltd. (Auvitek) operations and products, seasonality in the demand for consumer products into which our products are incorporated and the success of our recently announced cost reduction efforts. Our future results also may be impacted by foreign currency fluctuations as a result of our international operations and foreign currency based revenues, and product warranty liabilities and line down clauses.

Consolidation

Our consolidated financial statements include the financial statements of Microtune and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Reclassifications

Amounts in the Consolidated Statements of Cash Flows for 2008 have been reclassified to conform to the current year presentation.

Use of Estimates

We make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and the disclosures made in the accompanying notes, including inventory valuation allowances, warranty costs, determining the collectability of accounts receivable and indemnification assets, the valuation of deferred tax assets, contingent liabilities, liabilities for uncertain tax positions, liabilities for potential incentive compensation and other amounts. We also use estimates, judgments and assumptions to determine the impairment of investments and intangible assets, including goodwill, and the remaining economic lives and carrying values of property and equipment and other long-lived assets. We believe that the estimates, judgments and assumptions upon which we rely are appropriate, based upon information available to us at the time that they are made. These estimates, judgments and assumptions can affect our reported assets and liabilities as of the date of the consolidated financial statements, as well as the reported net revenue and expenses during the periods presented. If there are material differences between these estimates, judgments or assumptions and actual facts, our consolidated financial statements will be affected.

Cash and Cash Equivalents

We consider highly liquid investments with maturities of three months or less at date of purchase to be cash equivalents. Cash and cash equivalents consist of bank deposits and money market funds.

Investments

Our investments are comprised of high-quality securities purchased in accordance with our investment policy. Investments in debt securities are classified as held-to-maturity when we intend to hold them to maturity. Held-to-maturity investments are carried at amortized cost with the amortization of the purchase discount recorded in interest income. Investments in debt securities not classified as held-to-maturity and equity securities are classified as available-for-sale and carried at fair value, with unrealized gains and losses, net of tax, recorded in stockholders’ equity. Realized gains and losses and other-than-temporary declines in value, if any, on available-for-sale securities are reported in other income and expense as incurred and are determined based on the specific identification method. At December 31, 2009, our short-term investments, which consisted of certificates of deposit insured by the Federal Deposit Insurance Corporation (FDIC), were categorized as held-to-maturity investments. The carrying value of our short-term investments approximates fair value as the certificates of deposit were entered into at market rates. The certificates of deposit have a contractual maturity of six months to one year and mature during the second quarter and fourth quarter of 2010. We held $50.0 million and $40.0 million in short-term investments at December 31, 2009 and 2008, respectively. At December 31, 2009 and 2008, we held no long-term investments.

Allowance for Doubtful Accounts

We evaluate the collectability of our accounts receivable based on several factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations to us, we record a specific allowance for doubtful accounts against amounts due to us and reduce the net recorded receivable to the amount we reasonably believe will be collected. We also consider recognizing allowances for doubtful accounts based on the length of time the receivables are outstanding compared to contractual terms, industry and geographic concentrations, the current business environment and our historical experience. Accounts receivable included in the allowance for doubtful accounts are written-off after final collection efforts are exhausted. If the financial condition of our customers deteriorates or if economic conditions worsen, increases in the allowance for doubtful accounts may be required in the future. We cannot predict future changes in the financial stability of our customers, and there can be no assurance that our allowance for doubtful accounts will be adequate. Actual credit losses for 2009,and 2008 were insignificant. At December 31, 2009, the allowance for doubtful accounts was insignificant. No allowance for doubtful accounts was recorded as of December 31, 2008.

Inventory Valuation

Our inventories are stated at the lower of standard cost, which approximates actual cost, or estimated realizable value. Amounts are removed from inventory using the first-in, first-out (FIFO) method. Adjustments to reduce our inventories to estimated realizable value, including allowances for excess and obsolete inventories, are determined quarterly by comparing inventory levels of individual materials and parts to current demand forecasts for those items. In addition, we review other individual facts and circumstances to determine necessary adjustments to reduce our inventories to estimated realizable value, including current manufacturing yields, product returns and warranty claims. Actual amounts realized upon the sale of inventories may differ from estimates used to determine inventory valuation allowances due to changes in customer demand, technology changes and other factors. The net impact of changes in the inventory valuation allowance and accrued noncancelable inventory purchase obligations was a charge to cost of revenue of $0.1 million and $0.2 million for 2009 and 2008, respectively.

Property and Equipment

Our property and equipment are stated at cost, net of accumulated depreciation. We calculate depreciation using the straight-line method over the estimated useful lives of the assets, which generally range from 3 to 7 years. We depreciate leasehold improvements using the straight-line method over the lesser of their estimated useful lives or remaining lease terms.

Intangible Assets and Goodwill

Our intangible assets, which consist of developed technology, in-process research and development and goodwill, have been recorded as the result of our acquisition of Auvitek. See Note 2. Developed technology is being amortized on the straight-line basis over 6.4 years. In-process research and development will begin amortization after reaching technological feasibility and will be amortized over its useful life. Goodwill is the result of the difference between the aggregate consideration paid for Auvitek and the net of the fair values of the tangible and identifiable intangible assets acquired and the liabilities assumed.

Impairment of Goodwill and Other Long-lived Assets

We review goodwill for impairment at the reporting unit level on an annual basis in the fourth quarter or whenever events or changes in circumstances indicate impairment may exist. The performance of the test involves a two-step process. The first step of the impairment test involves comparing the fair values of the applicable reporting units with their aggregate carrying values, including goodwill. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, we perform the second step of the goodwill impairment test to determine the amount of impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill.

We review long-lived assets, including intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. We evaluate the recoverability of other long-lived assets by a comparison of their carrying amount to projected undiscounted cash flows expected to be generated by the assets or asset group. If we determine our long-lived assets are impaired, we recognize the impairment in the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. No impairment was recognized during 2009 and 2008.

Revenue Recognition

We recognize revenue when we receive a purchase order from our customer, our product has been shipped, title has transferred to our customer, the price that we will receive for our product is fixed or determinable and payment from our customer is considered probable. Title to our product transfers to our customer either when it is shipped to or received by our customer, based on the terms of our specific agreement with the customer.

Our revenue is recorded based on the facts then currently known to us. If we do not meet all the criteria above, we do not recognize revenue. If we are unable to determine the amount that is probable of collection once our product has shipped and title has transferred to our customer, we defer recognition of revenue until we can determine the amount that is probable of collection. Items that are considered when determining the amounts that are probable of collection include a customer’s overall creditworthiness, payment history and rights to return unsold product.

For certain of our customers, we do not recognize revenue until receipt of payment because collection is not probable or the amount we will ultimately collect is not determinable at the date of the shipment. Upon shipment of product to these customers, title to the inventory transfers to the customer and the customer is invoiced. We account for these transactions by recording accounts receivable for the revenue value of the shipments, as the shipments represent valid receivables, and reducing inventory for the cost of the inventory shipped. The difference, representing the gross margin on the transactions, is recorded as deferred revenue. For financial statement presentation purposes, this deferred revenue balance is offset against any outstanding corresponding accounts receivable balances from the customer. When payment is received for the transaction, revenue is recognized for the value of the cash payment, cost of revenue is recorded for the cost of the inventory and the deferred revenue is relieved for the gross margin on the transaction. At December 31, 2009 and 2008, the sales value of products shipped for which revenue was deferred was insignificant.

When we defer revenue, the timing and amount of revenue we ultimately recognize is determined upon our receipt of payment, which can result in significant fluctuations in net revenue from period to period. In 2009 and 2008, net revenue recognized upon receipt of payment was insignificant.

We also defer revenue when customers have made payments and we have not completed the earnings process. These payments are reflected as liabilities in our consolidated financial statements as deferred revenue. In these instances, we recognize revenue once the product is shipped, title has transferred to our customer and the earnings process is complete. Deferred revenue as a result of customer prepayments was insignificant as of December 31, 2009. Deferred revenue as a result of customer prepayments was $0.2 million as of December 31, 2008.

We grant limited stock rotation rights to certain distributors, allowing them to return qualifying product to us in accordance with their specific agreements for up to 5% of their aggregate net purchases for the previous six months. In these circumstances, we require the distributor to submit an offsetting purchase order that is, at a minimum, equivalent to the aggregate dollar amount of the product to be returned. We account for the return as a reduction to net revenue and a reduction to accounts receivable for the price of the items returned. Correspondingly, cost of revenue is reduced by the cost of returned inventory offset by an increase in inventory. Any returned inventory items are included in gross inventories, are reviewed along with our other inventory items and are recorded at the lower of cost or market. Historically, distributor returns under stock rotation rights have been insignificant. As a result, we do not establish a reserve for potential returns when product is shipped to distributors, rather we subsequently monitor distributor inventory levels and record a reserve for potential returns of estimated unsaleable inventory subject to stock rotation rights. We account for the reserve by reducing net revenue and cost of revenue. The difference, representing the gross margin on the transaction, is recorded as deferred revenue. We account for the shipment of replacement product as a sales transaction, which offsets the reduction of net revenue discussed above. At December 31, 2009, the sales value of product shipped for which revenue was reserved due to distributor stock rotation rights was insignificant. At December 31, 2008, the sales value of product shipped for which revenue was reserved due to distributor stock rotation rights was $0.2 million.

Research and Development Costs

Our research and development expenses consist primarily of personnel-related expenses, lab supplies, training and prototype materials. We expense all of our research and development costs in the period incurred as our current process for developing our products is essentially complete concurrent with the establishment of technological feasibility. Research and development efforts currently are focused primarily on the development of our next generation of products.

Shipping and Handling Costs

Shipping and handling costs related to product shipments to customers are included in cost of revenue.

Warranty Costs

We generally provide a minimum of a one-year warranty on all products. In certain instances, a warranty beyond one year is provided to comply with statutory requirements of foreign jurisdictions. We record specific warranty provisions for any identified product issues, which have not been significant to date. At December 31, 2009 and 2008, accrued warranty costs were insignificant.

Foreign Currency Remeasurement

Our functional currency and that of our foreign subsidiaries is the United States Dollar. The impact from the remeasurement of accounts not denominated in United States Dollars is recognized currently in our results of operations as a component of foreign currency gains and losses and results primarily from exchange rate fluctuations between the United States Dollar and the Euro. Net foreign currency losses were $0.2 million and $0.3 million in 2009 and 2008, respectively.

Income Taxes

Our income taxes are computed using the asset and liability method of accounting. Under the asset and liability method, a deferred income tax asset or liability is recognized for estimated future tax effects attributable to temporary differences and carryforwards. The measurement of deferred income tax assets is adjusted by a valuation allowance, if necessary, to recognize future income tax benefits only to the extent, based on available evidence, it is more likely than not such benefits will be realized. Our net deferred income tax assets were fully reserved at December 31, 2009 and 2008. Changes in uncertain income tax positions were as follows (in thousands):

Balance at December 31, 2008	$113
Tax positions assumed in acquisition of Auvitek	756
Tax positions taken prior to 2009	(23)
Tax positions taken in 2009	48
Income taxes paid in 2009	(74)
Interest recorded in 2009	9
Effect of changes in foreign currency exchange rates	4

Balance at December 31, 2009	$833

At December 31, 2009, the uncertain income tax positions were related to transfer pricing adjustments with foreign subsidiaries acquired with Auvitek and foreign withholding taxes on certain cross-border transactions. See Note 2 and Note 9. Uncertain income tax positions could materially change within the next twelve months, depending on the resolution of transfer pricing adjustments discussed above.

We recognize interest and penalties related to uncertain income tax positions in income tax expense. Interest and penalties of $0.2 million were accrued at December 31, 2009 related to uncertain income tax positions assumed in the acquisition of Auvitek. No interest and penalties related to uncertain income tax positions were accrued at December 31, 2008.

In conjunction with the purchase price allocation for the acquisition of Auvitek, we recorded an indemnification asset of $0.7 million representing the selling shareholders’ obligation to indemnify us for the outcome of potential contingent liabilities relating to uncertain tax positions. See Note 2. At December 31, 2009, the indemnification asset was $0.7 million.

Due to our net operating loss carryforward position, tax years in the United States remain open to examination until three years after the net operating losses from each year are utilized. Potential examination adjustments are limited to the net operating losses utilized from each year. For our international operations, the tax years 2005 through 2009 remain open to examination by the major taxing jurisdictions in which we operate.

Income (Loss) Per Share

Basic income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during each period. Diluted income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during each period and dilutive common equivalent shares consisting of stock options, restricted stock units and employee rights to purchase stock under our employee stock purchase plan. All potentially dilutive common equivalent shares were anti-dilutive and were excluded from diluted loss per common share for 2009.

Our computation of income (loss) per common share was as follows (in thousands, except per share data):

	Year Ended December 31,
	2009	2008
Net income (loss)	$(13,299)	$6,375

Weighted average common shares outstanding	52,778	53,062
Weighted average dilutive potential common shares:
Stock options	—	1,296
Restricted stock units	—	81

Weighted average common and dilutive potential common shares	52,778	54,439

Basic income (loss) per common share	$(0.25)	$0.12

Diluted income (loss) per common share	$(0.25)	$0.12

The following table sets forth anti-dilutive securities that have been excluded from net income (loss) per share (in thousands):

	Year Ended December 31,
	2009	2008
Stock options	9,629	7,438
Restricted stock units	1,308	284
Employee stock purchase plan	100	115

Total anti-dilutive securities excluded	11,037	7,837

Stock-Based Compensation

We account for all share-based payment awards to employees and directors, including stock options, restricted stock units and employee stock purchases related to our employee stock purchase plan, using the fair value recognition provisions of ASC Topic 718, Compensation—Stock Compensation (ASC 718), (prior authoritative literature: Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment) and the provisions of Staff Accounting Bulletin No. 107, issued by the SEC. We use the Black-Scholes-Merton option-pricing formula to value share-based payments granted to employees and attribute the value of stock-based compensation to expense using the straight-line single option method.

Stock-based compensation expense recognized each period includes: (1) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the measurement date fair value estimate in accordance with the original provisions of SFAS No. 123, and (2) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the measurement date fair value estimate in accordance with the provisions of ASC 718. Stock-based compensation expense recognized each period is based on the greater of the value of the portion of share-based payment awards under the straight-line method or the value of the portion of share-based payment awards that is ultimately expected to vest during the period. In accordance with ASC 718, we estimate forfeitures at the time of grant and revise our estimates, if necessary, in subsequent periods if actual forfeitures differ materially from those estimates. Stock-based compensation expense under ASC 718 for the 2009 and 2008 was $4.8 million and $4.8 million, respectively, relating to employee and director stock options, restricted stock units and our employee stock purchase plan. See Note 11.

ASC 718 requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. Due to our historical net operating loss position, we have not recorded these excess tax benefits at December 31, 2009 and 2008.

Comprehensive Income

ASC Topic 220, Comprehensive Income, (prior authoritative literature: SFAS No. 130, Reporting Comprehensive Income) establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. Accumulated other comprehensive loss at December 31, 2009 and 2008 included foreign currency translation adjustments of $1.0 million related to changing the functional currency of our German subsidiaries from the German Mark to the United States Dollar in 2000. Comprehensive income (loss) for all periods presented is equivalent to net income (loss).

Risk Concentrations

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of trade accounts receivable. At December 31, 2009, approximately 55% of our net accounts receivable were due from five of our customers. We periodically evaluate the creditworthiness of our customers’ financial conditions and generally do not require collateral. We evaluate the collectability of our accounts receivable based on several factors. In circumstances when we are aware of a specific customer’s inability to meet its financial obligations to us, we record a specific reserve for bad debts against amounts due to us and reduce the net recorded receivable to the amount we reasonably believe will be collected. For all other customers, we recognize allowances for doubtful accounts based on the length of time the receivables are outstanding, industry and geographic concentrations, the current business environment and our historical experience. If the financial conditions of our customers deteriorate or if economic conditions worsen, additional allowances may be required in the future. Historically, our bad debts have been insignificant and we are not currently aware of any significant uncollectible accounts.

We depend on third-party foundries, primarily IBM, TowerJazz, TSMC and X-FAB, and third-party assembly and test firms, primarily ASE, Amkor and SPIL, to manufacture all of our ICs. We do not have long-term supply agreements with our foundries but obtain ICs on a purchase order basis. The inability of a third-party foundry to continue manufacturing our ICs would have a material adverse effect on our operations. Our ICs are primarily manufactured in the United States, South Korea, Taiwan, China and the Philippines.

We use Ionics EMS, Inc. (Ionics) for nearly all assembly and calibration functions for our subsystem module solutions under a manufacturing agreement entered into during 2005. This agreement expires in May 2010. In 2009, approximately 19% of our total net revenue was derived from the sale of our module products that were primarily manufactured by Ionics. We expect to continue to use a single provider for nearly all assembly and calibration functions for our subsystem module solutions. The unanticipated or sudden loss of this single provider would have a material adverse effect on our results of operations. We are also dependent upon third-parties, some of whom are competitors, for the supply of components used in subsystem module manufacturing. Our failure to obtain components for module manufacturing would significantly impact our ability to ship subsystem modules to customers in a timely manner.

Commitments and Contingencies

We may be subject to the possibility of loss contingencies for various legal matters. Our discussion of legal matters includes pending litigation and matters in which any party has manifested a present intention to commence litigation related to such matters. There can be no assurance that additional contingencies of a legal nature or having legal aspects will not be asserted against us in the future. Such matters could relate to prior transactions or events or future transactions and events. See Note 10. We regularly evaluate current information available to us to determine whether any provisions for loss should be made. If we ultimately determine that a provision for loss should be made for a legal matter, the provision for loss could have a material adverse effect on our results of operations and financial condition.

Our future cash commitments are primarily for long-term facility leases. See Note 10.

Recent Accounting Pronouncements

ASC Topic 805, Business Combinations (ASC 805), (prior authoritative literature: Statement No. 141(R), Business Combinations (SFAS No. 141(R)) issued by the FASB in December 2007 and Statement No. 160, Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51) changed the financial accounting and reporting of business combination transactions and noncontrolling (or minority) interests in consolidated financial statements. ASC 805 is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The requirements under this standard were applied to the acquisition of Auvitek. See Note 2.

ASC Topic 820, Fair Value Measurements and Disclosures (ASC 820), (prior authoritative literature: Statement No. 157, Fair Value Measurements), issued by the FASB in September 2006, defines fair value, establishes a framework for measuring fair value in GAAP, and requires enhanced disclosures about fair value measurements. The provisions of ASC 820 relating to nonfinancial assets, primarily goodwill, and nonfinancial liabilities that are recognized or disclosed at fair value on a nonrecurring basis were effective as of January 1, 2009. The requirements under this standard were applied to the goodwill generated in the acquisition of Auvitek. See Note 2.

ASC Topic 855, Subsequent Events (ASC 855), (prior authoritative literature: SFAS No. 165, Subsequent Events issued by the FASB in May 2009) establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the date the financial statements are issued or available to be issued. ASC 855 requires companies to reflect in their financial statements the effects of subsequent events that provide additional evidence about conditions at the balance sheet date. Subsequent events that provide evidence about conditions that arose after the balance sheet date should be disclosed if the financial statements would otherwise be misleading. Disclosures should include the nature of the event and either an estimate of its financial effect or a statement that an estimate cannot be made. ASC 855 is effective for interim and annual financial periods ending after June 15, 2009, and should be applied prospectively. The requirements under this standard did not impact our financial condition or results of operations because they are consistent with our current practice.

2. Acquisition of Auvitek International Ltd.

On July 31, 2009, Microtune completed the acquisition of Auvitek pursuant to the terms of the Agreement and Plan of Merger (Merger Agreement) dated as of July 10, 2009. Auvitek was a supplier of advanced DTV demodulator ICs for the HDTV and TV-enabled peripherals markets with primary engineering operations based in Shanghai, China. The acquisition of Auvitek allows Microtune to develop highly-integrated RF-to-digital solutions targeting the worldwide integrated DTV market, provides customers with more complete solutions and accelerates penetration into the China DTV market. The results of operations for Auvitek were included in our consolidated statements of operations beginning August 1, 2009.

Pursuant to the Merger Agreement, Microtune acquired all of the outstanding capital stock of Auvitek. The merger consideration consisted of (i) cash payments totaling $7,066,324, (ii) the issuance of 1,000,000 shares of Microtune common stock and (iii) an earn-out payment to be determined based upon the achievement of certain performance metrics during the period July 1, 2009 through June 30, 2010. The cash payment total was adjusted based on the final closing balance sheet of Auvitek. In addition to the above described merger consideration, retention arrangements were established, for the benefit of certain Auvitek employees, which is being recognized as expense over the requisite service period, and a second earn-out payment to be determined based upon the achievement of certain performance metrics during the period July 1, 2009 through June 30, 2010 (using the same performance metrics as the earn-out payment for the former holders of Auvitek capital stock). Prior to entering into the Merger Agreement, there were no material relationships between Auvitek and Microtune. The Merger Agreement, the merger and related matters were approved by the boards of directors of each company.

The following presents the consideration paid by Microtune for Auvitek (in thousands):

Cash consideration paid	$7,066
Stock consideration based on issuance of 1,000,000 shares of Microtune common stock at a price of $2.06 per share	2,060

Total purchase price	$9,126

The purchase price was allocated to tangible and identifiable intangible assets acquired and liabilities assumed, based on our preliminary estimates of fair value as of the acquisition date of July 31, 2009. Our preliminary estimates utilize level 3 fair value measurements in accordance with ASC 820. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. Based upon a preliminary valuation, the purchase price for this transaction was allocated as follows (in thousands):

Current assets	$1,274
Non-current assets	644
Intangible assets	2,890
Goodwill	5,564

Total assets acquired	10,372
Current liabilities assumed	(1,246)

Net assets acquired	$9,126

The purchase price allocated to current assets based on our preliminary estimates included an indemnification asset of $0.7 million representing the selling shareholders’ obligation to indemnify us for the outcome of potential contingent liabilities relating to uncertain tax positions. The indemnification asset was measured on the same basis as the liability for uncertain tax positions. Uncertain tax positions of $0.8 million were included in the purchase price allocated to current liabilities based on our preliminary estimates and was measured in accordance with ASC Topic 740 (prior authoritative literature: FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 (FIN 48)). An escrow fund of $1,000,000 was established for indemnification obligations, subject to a minimum threshold of $100,000 and a deductible of $100,000 on tax matters, as defined, with unreleased funds to be distributed 24 months after the acquisition date of July 31, 2009. An additional escrow fund of $100,000 was established for working capital adjustments, excluding contingent tax liabilities, as defined, with unreleased funds to be distributed 95 days after the acquisition date of July 31, 2009. An insignificant payment was made from the escrow fund for working capital adjustments in November 2009. Upon expiration of the selling shareholders’ obligation to indemnify us in July 2011, we will incur a charge to write-off any remaining indemnification asset and be responsible for the outcome of potential contingent liabilities relating to uncertain tax positions.

Fair values assigned to customer relationships, which represent the value of underlying relationships and agreements with customers, and trade names, which represent the value of marketing-related acquired assets, were insignificant based on our preliminary estimates and not included in the preliminary purchase price allocation.

We determined the earn-out payments that are based upon the achievement of certain performance metrics during the period July 1, 2009 through June 30, 2010 are not probable based on our preliminary estimates. As such, the fair value assigned to the earn-out payments was insignificant and not included in the preliminary purchase price allocation. In accordance with ASC Topic 805, subsequent changes in the fair value of the earn-out payments will be recorded as an expense in our consolidated statement of operations.

For tax purposes, no goodwill is expected to be deductible.

The portion of the purchase price allocated to intangible assets based on our preliminary estimates consisted of the following (in thousands):

Developed technology	$1,330
In-process research and development	1,560

Intangible assets	$2,890

Developed technology will be amortized over 6.4 years on a straight-line basis. In-process research and development will be amortized over its useful life after reaching technological feasibility. If technological feasibility of the related projects is not achieved, a portion or all of the in-process research and development could be expensed in future periods, which could have a material impact on our results of operations. No amounts were written-off for in-process research and development as part of the preliminary purchase price allocation.

The preliminary purchase price allocation for the acquisition of Auvitek was based on a preliminary valuation and our estimates and assumptions are subject to change as we obtain additional information for our estimates during the measurement period. The primary areas of the purchase price allocation that are not yet finalized relate to identifiable intangible assets and liabilities for uncertain income tax positions.

The following unaudited condensed financial information of Auvitek since the date of the acquisition of July 31, 2009 was included in our consolidated results of operations for 2009 (in thousands):

Net revenue	$804
Net loss	(3,017)

Certain expenses included in cost of sales and other income and expense were not included in determining the above unaudited condensed financial information as it is impracticable to separate amounts related solely to Auvitek from our consolidated financial results due to the integration of certain Auvitek functions during the third quarter of 2009.

The following unaudited pro forma condensed financial information assumes that the acquisition of Auvitek was accounted for using the acquisition method of accounting for business combinations in accordance with ASC 805 and represents a pro forma presentation based upon available information of the combining companies giving effect to the acquisition transaction as if it had occurred on January 1, 2008, the first date of fiscal 2008, with adjustments for amortization expense of intangible assets, depreciation expense for the fair value of property and equipment above its book value, stock-based compensation expense for restricted stock units granted to certain Auvitek employees, compensation expense on cash retention payments to certain Auvitek employees, professional fees associated with the acquisition, interest expense associated with debt of Auvitek and income tax expense (in thousands):

	Year Ended December 31,
	2009	2008
Net revenue	$75,459	$112,093
Net income (loss)	(14,053)	227

Net income (loss) per common share:
Basic	$(0.26)	$—
Diluted	$(0.26)	$—

Weighted-average common shares outstanding:
Basic	53,361	54,062
Diluted	53,361	55,439

The unaudited pro forma condensed financial information is based on the assumptions and adjustments which give effect to events that are: (i) directly attributable to the acquisition transaction; (ii) expected to have a continuing impact; and (iii) factually supportable. The unaudited pro forma condensed financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have been achieved had the acquisition been consummated as of the dates indicated or of the results that may be obtained in the future.

3. Accounts Receivable, net

Accounts receivable, net consisted of the following (in thousands):

	December 31,
	2009	2008
Gross accounts receivable	$7,848	$9,606
Deferred revenue	—	(111)
Allowance for doubtful accounts	(18)	—

Accounts receivable, net	$7,830	$9,495

4. Inventories

Inventories consisted of the following (in thousands):

	December 31,
	2009	2008
Finished goods	$4,478	$7,799
Work-in-process	2,802	3,097
Raw materials	107	365

Total inventories	$7,387	$11,261

5. Goodwill and Intangible Assets, net

Goodwill and intangible assets, net consisted of the following (in thousands):

	Remaining Weighted Average Useful Life in Years	December 31, 2009

		Gross Carrying Amount	Accum. Amort.

Goodwill	—	$5,564	$—

In-process research and development	—	1,560	—

Developed technology	6	1,330	(86)

Total intangible assets, net		$8,454	$(86)

Amortization expense was $0.1 million for 2009. No amortization expense was recorded for 2008.

The following table sets forth the estimated future amortization of intangible assets (in thousands):

Year Ending December 31,
2010	$207
2011	207
2012	207
2013	207
2014	207
Thereafter	209

Total future amortization	$1,244

6. Property and Equipment

Property and equipment, at cost, consisted of the following (in thousands):

	December 31,		Useful Life in Years
	2009	2008
Computer software	$6,453	$6,443	3 - 7
Manufacturing equipment	2,235	2,133	3 - 7
Furniture and fixtures	1,259	1,258	3 - 6
Leasehold improvements	1,033	1,016	3 - 22
Other equipment	11,333	10,326	3 - 7

Total property and equipment.	22,313	21,176
Less accumulated depreciation	17,706	16,028

Property and equipment, net	$4,607	$5,148

7. Accrued Compensation

Accrued compensation consisted of the following (in thousands):

	December 31,
	2009	2008
Accrued vacation	$1,145	1,191
Accrued restructuring compensation	854	—
Other	1,172	1,304

Total accrued compensation	$3,171	2,495

At December 31, 2009, accrued restructuring compensation related to one-time employee termination benefits, primarily cash severance payments, from a restructuring plan. See Note 13.

8. Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	December 31,
	2009	2008
Accrued legal fees	$583	$640
Accrued non-cancelable inventory purchase obligations	198	624
Other	1,820	1,208

Total accrued expenses	$2,601	$2,472

The accrued non-cancelable inventory purchase obligations related to non-cancelable orders to subcontractors for inventories determined to be excess compared to current inventory levels and current demand forecasts. At December 31, 2009 and 2008, the accrued legal fees related primarily to amounts incurred in connection with the SEC litigation against certain former officers. See Note 10.

9. Income Taxes

Income tax expense (benefit) is reconciled with the United States federal statutory rate as follows (in thousands):

	Year Ended December 31,
	2009	2008
Income tax expense (benefit) computed at the U.S. federal statutory rate	$(4,527)	$2,384
Benefit of losses (recognized) not recognized	3,595	(1,927)
Deemed dividends of foreign earnings	—	—
Foreign income taxable in the U.S.	—	—
Withholding taxes	112	342
Effect of foreign income taxes rate differential	(247)	(997)
Stock-based compensation	545	606
Alternative minimum tax	(325)	115
Other, net	843	113

Income tax expense (benefit)	$(4)	$636

Income tax expense (benefit) consisted of the following (in thousands):

	Year Ended December 31,
	2009	2008
Domestic income taxes:
Current	$(197)	$352
Deferred	—	—
Foreign income taxes:
Current	193	284
Deferred	—	—

Income tax expense	$(4)	$636

Income tax benefit for 2009 included a refund of alternative minimum taxes paid in prior years due to recent regulation changes regarding the carryback of net operating losses, utilization of previously reserved net operating loss carryforwards and charges for withholding taxes on certain cross-border transactions, United States state income taxes and foreign income taxes. In 2009, our effective tax rate differed from the 34% statutory corporate tax rate primarily due to a refund of alternative minimum taxes, changes in valuation allowances, permanent differences, lower withholding tax rates and lower foreign tax rates.

Income tax expense for 2008 included the utilization of previously reserved net operating loss carryforwards and consisted of $0.3 million relating to withholding taxes on certain cross-border transactions, $0.1 million for alternative minimum taxes and $0.3 million for foreign income taxes and United States state income taxes. In 2008, our effective tax rate differed from the 34% statutory corporate tax rate primarily due to changes in valuation allowances, permanent differences, lower withholding tax rates, lower alternative minimum tax rates and lower foreign tax rates.

The loss from foreign operations before income taxes for 2009 was $1.4 million. The income from foreign operations before income taxes was insignificant for 2008. We assert that earnings of our foreign subsidiaries are permanently reinvested. It is not practical for us to determine the amount of unrecognized deferred income tax liability related to such earnings due to the complexities associated with the United States taxation of earnings of foreign subsidiaries repatriated to the United States.

Income taxes paid in 2009 and 2008 were $0.2 million and $1.0 million, respectively, and related primarily to foreign operations.

The significant components of our deferred tax assets and liabilities were as follows (in thousands):

	December 31,
	2009	2008
Deferred tax assets:
Inventories	$447	$414
Intangible assets	5,125	4,081
Accrued expenses	642	735
Deferred revenue	8	60
Net operating loss carryforwards	65,195	63,026
Research and development credits	4,361	4,360
Alternative minimum tax credit	—	234
Stock-based compensation expense	6,227	5,231
Other	594	635

Total deferred tax assets	82,599	78,776
Valuation allowance	(81,879)	(77,640)

Total deferred tax assets, net	$720	$1,136

Deferred tax liabilities:
Unrealized currency gains	$(218)	$(923)
Property and equipment	(261)	—
Prepaid expenses	(241)	(213)

Total deferred tax liabilities	(720)	(1,136)

Net deferred tax assets	$—	$—

We have established a valuation allowance to fully reserve our net deferred tax assets at December 31, 2009 and 2008 due to the uncertainty of the timing and amount of future taxable income. For United States federal income tax purposes, at December 31, 2009, we had a net operating loss carryforward of approximately $181.6 million and an unused research and development credit carryforward of approximately $4.4 million, that will begin to expire in 2021. A change in ownership, as defined in Section 382 of the Internal Revenue Code, may limit utilization of the United States federal net operating loss and research and development credit carryforwards.

10. Commitments and Contingencies

Lease Commitments

We lease our corporate headquarters and principal IC design center in Plano, Texas under an operating lease with a ten year term, which began in April 2005. Rent expense is calculated using the straight-line method over the lease term. We lease a research and development facility in Germany under an operating lease with a twenty-two year term, which began in December 1999. In addition, we lease a research and development facility in Shanghai, China under an operating lease with a two year term, which began in September 2009. We also lease certain other facilities under operating leases and certain equipment and software under operating and capital leases. Future minimum lease payments required under operating leases as of December 31, 2009 were as follows (in thousands):

Year Ending December 31,
2010	$1,717
2011	1,475
2012	1,120
2013	982
2014	919
Thereafter	3,884

Total future minimum lease payments	$10,097

Rent expense for the years ended December 31, 2009 and 2008 was $1.6 million and $1.5 million, respectively.

Purchase Commitments

As of February 5, 2010, we had approximately $13.8 million of cancelable and non-cancelable purchase commitments outstanding with our vendors. These commitments were entered into in the normal course of business.

Other Commitments

We are currently subject to “line down” clauses in contracts with certain automotive entertainment electronics customers. Such clauses require us to pay financial penalties if our failure to supply product in a timely manner causes the customer to slow down or stop their production. We are also subject to product liability clauses and/or intellectual property indemnification clauses in some of our customer contracts. Such clauses require us to pay financial penalties if we supply defective product, which results in financial damages to the customer, or to indemnify the customer for third-party actions based on the alleged infringement by our products of a third party’s intellectual property. As of December 31, 2009, we were unaware of any significant claims by any of our customers.

Legal Proceedings

From time to time, we may be involved in routine legal proceedings, as well as demands, claims and threatened litigation that arise in the normal course of our business. The ultimate amount of liability, if any, for any claims of any type (either alone or in the aggregate) may materially and adversely affect our financial condition, results of operations and liquidity. In addition, the ultimate outcome of any litigation is uncertain. Any outcome, whether favorable or unfavorable, may materially and adversely affect us due to legal costs and expenses, diversion of management attention and other factors. We expense legal costs in the period incurred. We cannot assure you that additional contingencies of a legal nature or contingencies having legal aspects will not be asserted against us in the future, and these matters could relate to prior, current or future transactions or events. Except as described below, we are not currently a party to any material litigation.

Audit Committee Investigation, Restatement, Derivative Litigation, and SEC Investigation

In June 2006, the Audit Committee of our Board of Directors self-initiated an independent investigation into our stock option granting practices covering the period from the date of our initial public offering on August 4, 2000 through June 2006. As a result of the findings of the Audit Committee’s investigation, on January 22, 2007, we restated our consolidated financial statements for the years ended December 31, 2005, 2004 and 2003, and the selected consolidated financial data as of and for the years ended December 31, 2005, 2004, 2003, 2002, 2001, 2000 and 1999 to record additional non-cash stock-based compensation expense and related tax liabilities related to certain mispriced stock option grants.

We voluntarily contacted the SEC in July 2006 regarding the Audit Committee’s independent investigation, and representatives of the Audit Committee met with the SEC in February 2007 and again in July 2007 to discuss the findings of the Audit Committee’s investigation. We fully cooperated with the SEC in its investigation of these matters. On June 30, 2008, we announced that we had agreed to settle with the SEC, without admitting or denying the allegations in the SEC’s complaint, by consenting to the entry of a permanent injunction against future violations of the federal securities laws. We were not required to pay any civil penalty or other money damages as part of the settlement.

On June 30, 2008, the SEC filed suit against Douglas J. Bartek, our former Chairman and Chief Executive Officer, who resigned in June 2003, and Nancy A. Richardson, our former Chief Financial Officer and General Counsel, who resigned in March 2004, alleging various violations of the U.S. securities laws related to our historical stock option granting practices. The suit against Mr. Bartek and Ms. Richardson is still pending and attorneys for Mr. Bartek and Ms. Richardson are actively engaging in motion practice and conducting pre-trial discovery.

We have incurred substantial expenses for legal, accounting, tax and other professional services in connection with the Audit Committee’s investigation, the preparation of our restated consolidated financial statements, the defense of the related derivative lawsuit and the SEC investigation. We continue to incur substantial legal expenses related to the SEC litigation against Mr. Bartek and Ms. Richardson. We have advanced substantial legal expenses to Mr. Bartek and Ms. Richardson pursuant to our indemnification agreements with such former officers for legal proceedings related to these matters. We have recognized expenses of approximately $7.6 million through December 31, 2009 related to these matters, net of amounts reimbursed by our directors’ and officers’ liability insurance carrier, and currently have a receivable of $1.4 million at December 31, 2009 for amounts expected to be reimbursed by our directors’ and officers’ liability insurance carriers. As of December 31, 2009, we have exhausted $9.4 million of our $20 million directors’ and officers’ liability insurance coverage. We expect further legal fees related to the SEC litigation against Mr. Bartek and Ms. Richardson to be substantial, and our directors’ and officers’ liability insurance policy is expected to cover a significant portion of any future expenses with any non-reimbursable amounts being covered solely by Microtune. Legal fees incurred responding to the discovery requests and subpoenas of counsel to Mr. Bartek and Ms. Richardson are generally not reimbursable and these legal fees have been and may continue to be substantial.

Initial Public Offering Litigation

Starting on July 11, 2001, multiple securities fraud class action complaints were filed in the United States District Court for the Southern District of New York naming as defendants several investment banking firms that served as underwriters of our initial public offering, and in one instance, naming Microtune and several of our former officers. The complaints were brought purportedly on behalf of all persons who purchased our common stock from August 4, 2000 through December 6, 2000 and were consolidated into In re Initial Public Offering Securities Litigation (IPO cases), which includes hundreds of other lawsuits filed in the Southern District of New York, challenging over 300 other initial public offerings and secondary offerings conducted in 1998, 1999 and 2000. The consolidated complaint alleges liability on the grounds that the registration statement for our initial public offering did not disclose that (1) the underwriters had agreed to allow certain of their customers to purchase shares in the offering in exchange for excess commissions paid to the underwriters, and (2) the underwriters had arranged for certain of their customers to purchase additional shares in the aftermarket at pre-determined prices to artificially inflate the market price of our shares.

On April 2, 2009, a new global settlement of the IPO cases was submitted to the district court for its approval. This settlement would not require Microtune or its affiliated defendants to pay any money. In June 2009, the court gave preliminary approval to the new global settlement and then on October 6, 2009 gave its final approval to the global settlement.

11. Stockholders’ Equity

Common Stock

On March 4, 2002, our Board declared a dividend of one right for each share of our common stock issued and outstanding at the close of business on March 16, 2002. One right also attaches to each share of our common stock issued subsequent to March 16, 2002. The rights become exercisable to purchase one one-thousandth of a share of new Series A Preferred Stock (Series A), at $115.00 per right, when a person or entity acquires 15 percent or more of our common stock or announces a tender offer which could result in such a person or entity owning 15 percent or more of our common stock. Each one one-thousandth of a share of the Series A has terms designed to make it substantially the economic equivalent of one share of our common stock. Prior to a person or entity acquiring 15 percent, the rights can be redeemed for $0.001 each by action of our Board. Under certain circumstances, if a person or entity acquires 15 percent or more of our common stock, the rights permit our stockholders other than the acquirer to purchase our common stock having a market value of twice the exercise price of the rights, in lieu of the Series A. Alternatively, when the rights become exercisable, the Board may authorize the issuance of one share of our common stock in exchange for each right that is then exercisable. In addition, in the event of certain business combinations, the rights permit the purchase of the common stock of an acquirer at a 50 percent discount. Rights held by the acquirer will become null and void in both cases. The rights expire on March 3, 2012. On December 31, 2009, 53,876,498 rights were outstanding.

Stock Option Plans

In August 1996, our Board of Directors and the stockholders approved the 1996 Stock Option Plan that provided for incentive stock options and nonqualified stock options to be granted to key employees, certain directors and consultants of Microtune. Our Board of Directors or designated committee established the terms of each option granted under the 1996 Stock Option Plan. The stock options granted under this plan generally vested over 4 to 5 years and have a maximum contractual life of 10 years. At December 31, 2009, we had no shares available for grant and 137,611 options granted and outstanding under the 1996 Stock Option Plan. At December 31, 2009, we reserved 137,611 shares of common stock for issuance upon exercise of options granted pursuant to the 1996 Stock Option Plan.

In August 2000, we adopted the 2000 Stock Plan. The 2000 Stock Plan, as amended, provides for incentive stock options, nonqualified stock options, restricted stock and restricted stock units to be granted to our employees and consultants. Our Board of Directors or designated committee establishes the terms of each option granted under the 2000 Stock Plan. The equity awards granted under this plan generally vest over 3 to 5 years and the stock options granted under this plan have a maximum contractual life of 10 years. At December 31, 2009, we had 3,405,526 shares available for grant and 8,589,773 options and 1,240,469 restricted stock units granted and outstanding under the 2000 Stock Plan. At December 31, 2009, we reserved 13,235,768 shares of common stock for issuance upon exercise of options granted, vesting of restricted stock units and granting of other equity awards pursuant to the 2000 Stock Plan.

In August 2000, we adopted the Directors’ Stock Plan. The Directors’ Stock Plan, as amended, provides for nonqualified stock options to be granted to non-employee members of the Board of Directors. The equity awards granted under this plan generally vest over 3 years and the stock options granted under this plan have a maximum contractual life of 10 years. At December 31, 2009, we had 226,800 shares available for grant and 884,750 options and 67,200 restricted stock units granted and outstanding under the Directors’ Stock Plan. At December 31, 2009, we reserved 1,178,750 shares of common stock for issuance upon exercise of options granted, vesting of restricted stock units and granting of other equity awards pursuant to the Directors’ Stock Plan.

On November 28, 2001, we acquired all of the outstanding capital stock of Transcilica Inc. (Transcilica), a publicly held company based in California, and assumed the obligations under Transilica’s Stock Option Plan. The Transilica Stock Option Plan provided for incentive stock options and nonqualified stock options to be granted to key employees and consultants of Transilica. Their Board of Directors established the terms of each option granted under the Transilica Stock Option Plan at the time of grant. The stock options granted under this plan generally vested over 4 years and have a maximum contractual life of 10 years. At December 31, 2009, we had no shares available for grant and 17,170 options granted and outstanding under the Transilica Stock Option Plan. At December 31, 2009, we reserved 17,170 shares of common stock for issuance upon exercise of options granted pursuant to the Transilica Stock Option Plan.

The following presents a summary of our stock option activity, excluding restricted stock units, and related information for the year ended December 31, 2009:

	Options Outstanding
	Number of Shares	Weighted Average
		Exercise Price Per Share
Balance at December 31, 2008	11,043,191	$3.96
Exercised	(252,055)	0.83
Canceled	(1,161,832)	3.95

Balance at December 31, 2009	9,629,304	$4.05

The total intrinsic value of options exercised during 2009 and 2008 was $0.3 million and $0.6 million, respectively. During 2009, there were no grants to non-employees.

The following presents information about outstanding stock options at December 31, 2009 (in thousands, except shares and per share data):

Options Outstanding				Options Exercisable
Range of Exercise Price	Number	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value
$0.88 - $ 2.40	1,173,578	3.11	$2.15	$129,094	1,173,578	3.11	$2.15	$129,094
2.41 - 2.70	1,124,195	3.51	2.63	—	1,124,195	3.51	2.63	—
2.71 - 3.61	1,232,121	3.5	3.16	—	1,104,121	2.95	3.14	—
3.62 - 3.75	11,100	0.04	3.74	—	11,100	0.04	3.74	—
3.84 - 3.84	1,380,686	5.39	3.84	—	1,380,686	5.39	3.84	—
3.86 - 4.30	988,712	4.6	4.2	—	920,704	4.51	4.2	—
4.31 - 4.48	262,532	5	4.45	—	242,782	4.73	4.46	—
4.53 - 4.53	1,245,105	7.24	4.53	—	62,217	5.02	4.53	—
4.55 - 5.48	1,279,805	4.81	5.13	—	1,123,086	4.5	5.16	—
5.60 - 37.88	931,470	5.49	7.21	—	753,502	5.22	7.54	—

$0.88 - $37.88	9,629,304	4.73	$4.05	$129,094	7,895,971	4.17	$3.93	$129,094

The aggregate intrinsic values in the table above were based on the closing price of our common stock of $2.26 as of December 31, 2009. The aggregate grant date fair value of stock options vesting during 2009 and 2008 was $3.2 million and $6.1 million, respectively. At December 31, 2008, we had 7,299,973 options exercisable at a weighted average exercise price of $3.70 per option.

The following presents a summary of our restricted stock unit activity for the year ended December 31, 2009:

	Restricted Stock Units
	Outstanding	Weighted Average
		Grant Date
		Fair Value
		Price Per Share
Balance at December 31, 2008	944,414	$4.57
Granted	861,210	2.09
Vested	(55,105)	5.1
Canceled	(442,850)	4.24

Balance at December 31, 2009	1,307,669	$3.03

The aggregate grant date fair value of restricted stock units vesting during 2009 and 2008 was $0.3 million and $0.9 million, respectively. The total intrinsic value of restricted stock units vesting during 2009 and 2008 was $0.1 million and $1.1 million, respectively.

Employee Stock Purchase Plan

In August 2000, we adopted an Employee Stock Purchase Plan under Section 423 of the Internal Revenue Code. The plan allows eligible employees to purchase our common stock at 85% of the lower of the market value of the common stock at the beginning or end of each successive six-month offering period. Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. At December 31, 2009, we had 105,140 shares available for purchase and reserved for issuance pursuant to the Employee Stock Purchase Plan.

2008 Incentive Compensation Program

During the first quarter of 2008, our Board of Directors approved an annual incentive compensation program for fiscal year 2008 (2008 Bonus Program) covering executive officers and certain key managers and providing for incentive compensation to be paid, to the extent any such compensation is earned, 40% in cash and 60% through the performance vesting of restricted stock units under the 2000 Stock Plan. An aggregate of 213,000 restricted stock units were awarded under the 2008 Bonus Program with a grant date fair value of $5.42 per share. The 2008 Bonus Program also provided for the payment of cash awards to certain key employees to the extent profitability goals were met under the 2008 Bonus Program.

On February 3, 2009, our Board of Directors determined that the executive officers covered by the 2008 Bonus Program each achieved only a portion of the awards set forth in the 2008 Bonus Program based upon the program’s profitability and revenue targets. As such, cash awards earned under the 2008 Bonus Program totaling $0.2 million were paid and approximately 49,000 restricted stock units issued under the 2008 Bonus Program vested and the underlying shares were issued pursuant to the terms of the 2008 Bonus Program. Of the total shares issued under the 2008 Bonus Program, executive officers and certain key managers surrendered an aggregate of 14,000 shares to satisfy minimum payroll tax withholding requirements. The cash awards were paid in February 2009. During 2008, stock-based compensation expense recognized under the 2008 Bonus Program was $0.2 million. Stock-based compensation expense recognized during the first quarter of 2009 under the 2008 Bonus Program was insignificant as participants were required to be employed with us on the payment date to be eligible for awards under the 2008 Bonus Program. During 2008, we recognized $0.2 million relating to cash awards under the 2008 Bonus Program. Charges relating to the cash awards during the first quarter of 2009 under the 2008 Bonus Program were insignificant.

Tender Offer to Amend Stock Options

On December 4, 2007, we completed a tender offer with eligible employees, as defined in the tender offer documents, to amend certain stock options to purchase 1,313,738 shares of our common stock to increase the exercise price of portions of those stock options in order to limit the potential adverse personal tax consequences that applied to those stock options under Section 409A of the Internal Revenue Code and the final regulations promulgated by the IRS thereunder. The eligible stock option grants, as defined in the tender offer documents, that were the subject of the tender offer were granted under either our 1996 Stock Option Plan or our 2000 Stock Plan. At December 31, 2009, the cash payments due under the tender offer included in accrued compensation were insignificant. These cash payments were made during January 2010 in accordance with the provisions of the tender offer. During 2009 and 2008, the charge to account for the stock option amendments under the tender offer was $0.1 million and $0.1 million, respectively. Charges in 2010 for potential future cash payments as a result of this tender offer are expected to be insignificant.

Stock Repurchase Program

On April 29, 2008, our Board of Directors approved a stock repurchase program. Under the program, we were authorized to repurchase up to $10 million of our outstanding shares of common stock until the end of 2008, through open market and privately negotiated transactions, at times and in such amounts as we deemed appropriate. The timing and actual number of shares repurchased depended on a variety of factors including the timing of open trading windows, price, corporate and regulatory requirements and other market conditions. The program could have been suspended or discontinued at any time without prior notice. The stock repurchase program was funded using our available cash balances and working capital. At December 31, 2008, upon completion of the program, we had repurchased and retired approximately 2,719,000 shares of our common stock at a cost of $8.5 million and $1.5 million was unused under the program. The program was completed on December 31, 2008 with final repurchase activity concluding on November 30, 2008.

Stock-based Compensation

The following table summarizes the allocation of stock-based compensation expense under ASC 718 (in thousands):

	Year Ended December 31,
	2009	2008
Cost of revenue	$38	$35
Research and development	2,176	1,893
Selling, general and administrative	2,593	2,866

Total stock-based compensation expense included in operating expenses	4,769	4,759

Total stock-based compensation expense	$4,807	$4,794

No stock options were granted during 2009. The weighted-average estimated fair value of stock options granted during 2008 was $2.01 per share, using the Black-Scholes-Merton option-pricing formula with the following weighted-average assumptions:

	Year Ended December 31,

	2009	2008
Expected volatility	57.92%	57.30%
Risk-free interest rate	2.19%	2.60%
Expected dividends	0.00%	0.00%
Expected term (years)	5	5

The expected volatility assumptions were based upon a combination of historical stock price volatility and implied volatility consistent with ASC 718. The historical stock price volatility was measured on a weekly basis due to the relatively high volatility of the market value of our common stock and excluded periods before the third quarter of 2003 as the volatility during these periods was not indicative of expected volatility. Due to the relatively low volume of the traded options on our common stock, we measured implied volatility using traded options with terms of at least 6 months. Expected volatility was calculated using 75% of the historical stock price volatility and 25% of the implied volatility.

The risk-free interest rate assumptions were based upon the implied yields from the U.S. Treasury zero-coupon yield curve with a remaining term equal to the expected term of the options.

The expected terms of employee stock options represented the weighted-average period the stock options were expected to remain outstanding and was based upon historical employee exercise behavior and expected employee turnover.

The average per share value of restricted stock units granted during 2009 and 2008 was $2.09 and $4.58, respectively, using our closing stock price on the respective grant dates.

Our Employee Stock Purchase Plan has been deemed compensatory in accordance with ASC 718. Stock-based compensation relating to this plan was estimated as of the respective grant dates of the purchase rights provided to employees under the plan using a Black-Scholes-Merton option-pricing formula and the same assumptions used for valuing stock options as disclosed under ASC 718 above. The weighted-average estimated value of the purchase rights outstanding under this plan during 2009 and 2008 was $0.67 and $1.29 per right, respectively. During 2009 and 2008, we recognized $0.4 million and $0.3 million, respectively, of stock-based compensation expense relating to the plan. The total intrinsic value of purchase rights exercised during 2009 and 2008 was $0.4 million and $0.2 million, respectively.

At December 31, 2009, the balance of unearned stock-based compensation to be expensed in future periods related to unvested share-based awards, as adjusted for expected forfeitures, was approximately $4.5 million. The weighted-average period over which the unearned stock-based compensation was expected to be recognized was approximately 2 years. We anticipate that we will grant additional share-based awards to employees in the future, which will increase the stock-based compensation expense by the additional unearned compensation resulting from these grants. The fair value of these grants is not included in the amount above, as the impact of these grants cannot be predicted at this time because it will depend on the number of share-based payments granted. In addition, if factors change and we employ different assumptions in the application of ASC 718 in future periods, the stock-based compensation expense that we record under ASC 718 may differ significantly from what we have recorded in the current period.

12. Employee Benefit Plans

We offer a 401(k) plan whereby employees who participate may contribute up to 20% of pre-tax salary to the plan, subject to IRS limitations including any catch-up provisions. Under our 401(k) plan, we may elect to make voluntary contributions. In the first quarter of 2007, our Board of Directors approved a program to match a portion of the cash contributions made by employees to their 401(k) accounts. During 2009 and 2008, we made matching contributions of $0.2 million and $0.2 million, respectively, to 401(k) accounts of our employees.

Microtune KG, our German operating company, and its subsidiaries sponsor defined contribution retirement plans for its employees. Retirement benefit expense was $0.2 million for 2009 and $0.1 million for 2008.

13. Restructuring Cost

In October 2009, we finalized a restructuring plan that included a reduction in force that resulted in the termination or attrition of approximately 10% of our workforce. The reduction in force was substantially completed during the fourth quarter of 2009. These actions were taken as part of a larger cost reduction effort in order to streamline operations and more closely align costs with revenue in an effort to achieve profitability as quickly as possible in the current challenging economic environment. We recorded restructuring charges related to this plan of $1.7 million during the fourth quarter of 2009. The following table summarizes the restructuring activity (in thousands):

	Termination Benefits	Other Associated Cost	Total

Balance at December 31, 2008	$—	$—	$—
Additions	1,673	69	1,742
Payments	(819)	(69)	(888)

Balance at December 31, 2009	$854	$—	$854

The remaining cash severance payments will be made during the first half of 2010.

14. Geographic Information and Significant Customers

Our corporate headquarters and main design center are located in Plano, Texas. We have other sales offices and design centers in the United States and other worldwide locations. Net income (loss) from foreign operations totaled $(1.9) million and $(0.2) million for 2009 and 2008, respectively.

Net revenue derived from shipments to customer locations by geographical area is summarized below (in thousands):

	Year Ended December 31,
	2009	2008
Asia Pacific	$37,731	$47,518
North America	22,273	34,632
Europe	12,307	23,266
Other	2,259	2,604

Total	$74,570	$108,020

Net revenue derived from shipments to customer locations in countries exceeding 10% of total net revenue was as follows:

	Year Ended
	2009	2008
China (including Hong Kong)	28%	30%
Mexico	25%	26%
Germany	*	10%
United States	*	*

*	Less than 10% of total net revenue

The locations of property and equipment, net, are summarized below (in thousands):

	December 31,
	2009	2008
United States	$2,935	$3,599
Germany	1,049	1,109
Asia Pacific	623	440

Total	$4,607	$5,148

Net revenue from customers, including their respective manufacturing subcontractors, exceeding 10% of net revenue was as follows:

	Year Ended December 31,
	2009	2008
Cisco	29%	29%
Unihan (1) (2)	14%	13%
Panasonic	13%	12%
Samsung	10%	*
Ten largest customers	86%	85%

(1)	Primarily for the benefit of ARRIS Group, Inc.
(2)	A wholly-owned subsidiary of Asustek Computer
*	Less than 10% of total net revenue

15. Selected Quarterly Consolidated Financial Data (unaudited)

The following tables present selected unaudited consolidated statement of operations information for each of the quarters in the years ended December 31, 2009 and 2008 as reported (in thousands, except per share data):

	For the Quarter Ended
Year Ended December 31, 2009	December 31	September 30	June 30	March 31
Net revenue	$21,106	$17,997	$17,572	$17,895
Cost of revenue	9,058	8,466	9,108	9,464
Gross margin	12,048	9,531	8,464	8,431
Loss from operations	(1,626)	(4,557)	(4,401)	(3,853)
Loss before income taxes	(1,486)	(4,251)	(3,957)	(3,609)
Net loss	(1,224)	(4,378)	(4,040)	(3,657)
Basic and diluted loss per common share	$(0.02)	$(0.08)	$(0.08)	$(0.07)

	For the Quarter Ended
Year Ended December 31, 2008	December 31	September 30	June 30	March 31
Net revenue	$24,017	$31,928	$26,612	$25,463
Cost of revenue	11,859	16,477	13,133	13,222
Gross margin	12,158	15,451	13,479	12,241
Income from operations	724	3089	1546	265
Income before income taxes	920	3287	1871	933
Net income	822	3175	1726	652
Basic and diluted income per common share	$0.02	$0.06	$0.03	$0.01

The consolidated statement of operations for the fourth quarter of 2009 reflects a $0.8 million benefit to cost of revenue for the sale of inventory that had previously been written-off as excess, $1.1 million in stock-based compensation expense, a $1.7 million charge to operating expenses for one-time employee termination benefits from a restructuring plan and a $0.4 million benefit related to professional fees of our legal firms expensed in connection with the SEC litigation against two of our former officers.

16. Subsequent Events

We evaluated subsequent events through February 16, 2010, the date the financial statements were issued. No reportable subsequent events were identified as a result of our evaluation.